Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, to the use of the name Netherland, Sewell & Associates, Inc., to the references to our reserves reports of Rice Drilling B LLC’s proved natural gas reserve estimates and future net revenue at December 31, 2011, December 31, 2012 and September 30, 2013, and the inclusion of our corresponding reserves reports, dated September 27, 2013, September 27, 2013, and October 29, 2013, in the Registration Statement (Form S-1 No. 333-192894) (the “Registration Statement”) and related Prospectus of Rice Energy Inc. as Exhibits 99.1, 99.2, and 99.3, respectively. We also consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, to the references to our reserves reports of Alpha Shale Resources, LP’s proved natural gas reserve estimates and future net revenue at December 31, 2012 and September 30, 2013, and the inclusion of our corresponding reserves reports, dated September 27, 2013 and October 29, 2013, in the Registration Statement as Exhibits 99.4 and 99.5, respectively. We also consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. President and Chief Operating Officers

Houston, Texas

January 23, 2014